Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	slp@haydenir.com

For Immediate Release:

October 13, 2020

Simulations Plus Announces Quarterly Cash Dividend of $0.06 per Share

LANCASTER, CA, October 13, 2020 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today announced that its board of directors has declared another quarterly cash dividend of $0.06 per share of the Company’s common stock. The cash dividend will be distributed on Monday, November 2, 2020, to shareholders of record as of Monday, October 26, 2020.

Walt Woltosz, chairman of the board of directors, said, “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.06 per share per quarter. The declaration of any future dividends will be determined by the board of directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a leading provider of modeling and simulation software and consulting services supporting drug discovery, development research, and regulatory submissions. With our subsidiaries, Cognigen, DILIsym Services, and Lixoft, we offer solutions which bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, chemical, consumer goods companies and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com.

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